Exhibit 99.1

PRESS RELEASE

ROYALTY PHARMA APPOINTS VLAD CORIC, M.D. TO THE COMPANY’S BOARD OF DIRECTORS

NEW YORK, NY, April 8, 2025 – Royalty Pharma plc (Nasdaq: RPRX) today announced the appointment of Vlad Coric, M.D. to the company’s Board of Directors, effective immediately. Vlad Coric is the Chairman and Chief Executive Officer of Biohaven, a biopharmaceutical company focused on the discovery, development and commercialization of life-changing treatments in key therapeutic areas including neuroscience, immunology and oncology.

“I am excited to announce that we are strengthening our Board with the appointment of Vlad Coric,” said Pablo Legorreta, founder and Chief Executive Officer of Royalty Pharma. “Vlad’s entrepreneurial approach and outstanding leadership skills, honed over a distinguished career in biopharma, will serve as tremendous assets to Royalty Pharma. In addition, Vlad brings notable experience in the royalty funding space, having completed multiple transactions with us during his tenure at Biohaven. We look forward to leveraging his scientific expertise and insights to advance our position as the leading partner funding innovation in life sciences.”

Dr. Coric successfully led Biohaven through the FDA approval and launch of Nurtec ODT for the treatment of migraine. Under his leadership, the company also filed an NDA for its second drug candidate, zavegepant, as the first intranasal CGRP antagonist for ultra-rapid relief of migraine. During his tenure, Dr. Coric oversaw Biohaven’s impressive growth from its founding through its sale to Pfizer in May of 2022 for approximately $13 billion in total consideration.

Dr. Coric has more than 20 years of drug discovery and clinical development experience at Yale School of Medicine and Bristol-Myers Squibb prior to leading Biohaven. Within the pharmaceutical industry, Dr. Coric has expertise working across therapeutic areas including neurology, psychiatry, immunology, virology, oncology and immuno-oncology. During his career, he has been involved in multiple drug development programs. Dr. Coric completed his postdoctoral internship, residency and fellowship at Yale School of Medicine, earned his medical degree from Wake Forest University School of Medicine and was an honors scholar in neurobiology and physiology at the University of Connecticut, where he received his Bachelor of Science degree.

About Royalty Pharma

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly – directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 15 development-stage product candidates. For more information, visit www.royaltypharma.com.

Royalty Pharma Investor Relations and Communications

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